Exhibit 5.1

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: 312/930-1000

Fax: 312/446-4410

www.cmegroup.com

September 11, 2008

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Managing Director, General Counsel and Corporate Secretary of CME Group Inc., a Delaware corporation (the “Company”). This opinion is delivered in connection with the registration by the Company of shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), and the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company, issuable under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”), as amended pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 and amended as of June 30, 2008, July 18, 2008 and August 7, 2008 (the “Merger Agreement”), by and among the Company, CMEG NY Inc., a Delaware corporation and wholly-owned subsidiary of the Company, NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and wholly-owned subsidiary of NYMEX Holdings.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-8, to which this opinion is being attached (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the Plan; (iv) the certificate of incorporation of the Company, as amended to date and currently in effect; (iv) the bylaws of the Company, as amended to date and currently in effect; (v) the Merger Agreement; and (vi) certain resolutions of the Board of Directors of the Company and the committees thereof relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares, the assumption of the Plan by the Company and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

I am admitted to the bar in the State of Illinois, I express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Kathleen M. Cronin
Kathleen M. Cronin
Managing Director, General Counsel and
Corporate Secretary

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